EXHIBIT 99.2

On March 2, 2005, inTEST Corporation held a webcast conference call to review its fourth quarter and full year 2004 results and discuss management's expectations for the first quarter of 2005 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Ladies and gentlemen thank you for standing by. Welcome to inTEST's Fourth Quarter 2004 Results conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session. If you have a question, you will need to press the star key followed by the number one on your touchtone phone. As a reminder this conference is being recorded. A replay will also be accessible at www.intest.com.

I would now like to turn the conference over to Abbas Qasim. Please go ahead sir.

Abbas Qasim:

Thank you. Good afternoon and welcome to today's fourth quarter results conference call. Joining us from the inTEST are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, Jr., Treasurer and Chief Financial Officer. Bob will briefly read the financial highlights from the fourth quarter. Hugh will then review inTEST's detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Sharon Lou of The Ruth Group at 646-536-7026 or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call contains statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement.

Actual results may differ materially, depending on a number of risk factors, including, but not limited to the following, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you Abbas and welcome everyone to today's call.

We achieved profitability on a full year basis in 2004 for the first time since 2000 while at the same time strengthening our balance sheet on a year-over-year basis. This was a result of our strong customer base and new product initiatives. Specifically, net revenues for the full year ended December 31st, 2004 increased 48% to $71.2 million compared to $48 million for the full year 2003. Our net income for the full year 2004 was $1.3 million or $0.14 per diluted share, compared to a net loss of $5.5 million or ($0.65) per diluted share in 2003.

However while we were profitable through the first three quarters of 2004, we experienced a significant order decline during the third quarter, which continued into quarter four. This pattern was in line with most of the other companies in the semiconductor equipment industry.

Net revenues for the quarter ended December 31st, 2004 decreased 38% to $12 million, compared to $19.5 million for the third quarter of 2004. Including costs associated with our restructuring, our net loss for the fourth quarter of 2004 was $3.5 million or ($0.40) per diluted share, compared to a net income of $1.2 million or $0.14 per diluted share for the third quarter of 2004. This downturn triggered our restructuring. We gave everyone an update back in November on these restructuring efforts, but let me recap the rational for our actions.

inTEST has grown over the years into a multi-product, multi-divisional Company. This growth contributed to the need for changes. We made the organizational changes and cost structure adjustments as part of the Company's continuing efforts to effectively meet the needs and expectations of the fluid ATE market. Specific actions resulting from the reorganization included the elimination of four executive level positions, and approximate 18% reduction of domestic head count, and certain salary and benefit adjustments. Each General Manager now has more autonomy and the necessary tools to satisfy their respective markets. Our customers will experience even more focused inTEST teams addressing their specific needs. Equally important, we believe this reorganization and resultant decentralization will make inTEST a more competitive company, positioned to rapidly adapt to new market challenges and opportunities through continued R&D and strategic M&A activities.

Additionally, entering 2005 we are in the process of streamlining our non-domestic operations with a goal of lowering cost, increasing revenues, and optimizing customer satisfaction. Overall our combined initiatives are expected to reduce our annual operating expense structure by approximately $4.5 to $5.5 million, giving inTEST increased operating leverage. At the same time, to date, we have improved our productivity as measured by the revenue per employee by over 50% from approximately $182,000 per employee in fiscal year 2003 to $279,000 per employee in 2004. Related restructuring costs in the fourth quarter were approximately $600,000.

We are confident that the actions we have taken will benefit inTEST both in the short and long term. Our goal remains sustained profitability in both the up and down markets.

Let me take a few minutes to give you additional color on our segments before turning the call over to Hugh. Our strategy, as you may know, has always been in past downturns as well as the present one to use the time wisely to develop the solutions our customers will need when the market rebounds, thus giving us a competitive edge. For example, our manipulator and docking division has been hard at work on several fronts during the industry slowdown. We have two new manipulator products being developed, one in our Cherry Hill facility and the other in our inTEST Logic facility in Rosenheim, Germany.

The Cherry Hill project is a completely new approach to a test cell type manipulator that can be used for both wafer probe and final test in a single configuration, thereby reducing required floor space while maximizing utilization. It is a powered unit designed for test edge weigh in up to 2,000 pounds. At the same time, in Rosenheim we are developing the M600 manipulator, a power unit based on our very popular M400 and M500 series of compact pneumatically powered manipulators. The M600 will extend the range of the series to 1600 pounds from the current ranges of 240 pounds and 550 pounds for the M400 and 500 respectively. Simultaneously we are engaged within both facilities in developing, testing, and applying ways to drive down the cost of manipulators so we can provide good value at a reasonable price to our customers, while at the same time generating attractive gross margins for our Company.

Our Temptronic division in Sharon, Massachusetts has some very promising developments in the pipeline. New temptronic products have been well received in this down market as they have reduced the user's costs of temperature management systems. We have been seeing strong bookings in Q1 and expect this product line to do well going forward. Of note, $5.4 million of our temptronic revenue in 2004 came from non-traditional markets. This compares to $3.5 million in 2003. By non-traditional I mean outside of semiconductor. The effort we have put behind this growth initiative is clearly starting to pay off. We expect this area to remain an important growth driver for inTEST in 2005.

And last, but certainly not least is our Interface division. Formerly in Sunnyvale, California, now in San Jose, as we have just moved, as a point of reference, this division was previously known as inTEST Sunnyvale, but we have now officially rechristened it inTEST Silicon Valley. In January 2005, we introduced our new transpar powered transmission module. This is a major breakthrough in power transmission technology. Accurate power supply voltage is absolutely critical for testing today's high speed VLSI devices. Tester manufacturers power supplies meet this stiff requirement, but in the past their real world performance was limited by the high-inductance levels encountered in the test interface. This high inductance pushes voltages and current out of phase and with a resultant loss of power and voltage sag, or what's called rail collapse in the business. This results in slower semiconductor testing and that means reduced profit. Our transpar power transmission module allows testing of high speed, high current devices at extraordinarily low inductance levels. The transpar power transmission module gives testers a super low inductance path to the device under test. That is a major step forward in the efficiency of SOC and microprocessor testing. Customer feedback has been extremely positive. We have already booked initial orders and I expect this to be a growing contributor to our results in 2005.

In closing, we have numerous very positive initiatives underway all across our inTEST operations. Our goal was to build on the momentum we had in 2004, which combined with our cost reduction actions should lead to sustained profitability for us. We are also very realistic in our outlook and we expect our business environment will remain challenging in 2005. We are confident though that with out extensive portfolio of proprietary technologies and solutions, along with our streamlined organization and cost structure inTEST will be able to effectively meet the needs and expectations of the fluid ATE market. As I said earlier, our goal is to lower our operating cost and capex budgets as we work to lower our cost base to align it with the current business environment. We are confident in our position given inTEST breadth of products, strong customer base, debt-free balance sheet, low cost structure, and new technology pipeline.

Now let me turn the call over to Hugh and he will go through the detailed financials. Hugh?

Hugh Regan, Jr.:

Thanks Bob. First I'll review the income statement. In the fourth quarter end user net revenue was $9.0 million or 75% of net revenues, compared with $11.5 million or 59% of net revenues in the third quarter. OEM net revenue was $3 million or 25 % of net revenues in the fourth quarter, compared with $8 million or 41% of net revenues in the third quarter.

On a product segment basis, net revenues for the manipulator and docking hardware segment were $6 million or 50% of net revenues in the fourth quarter, compared with $10.2 million or 52% of net revenues in the third quarter.

Our temperature management segment had net revenues of $5.2 million or 43% of net revenues in the fourth quarter, compared with $5.5 million or 28% of net revenues in the third quarter.

Finally our tester interface segment reported net revenues of $793,000 or 7% of net revenues in the fourth quarter, compared with $3.8 million or 20% of net revenues in the third quarter.

The Company's overall gross margin for the quarter ended December 31st, 2004 declined to $3.2 million or 26.6%, compared to $7.8 million or 39.9% in the third quarter. The decline in the gross margin was primarily the result of the lower revenues as well as higher material costs resulting from changes in product mix. Material cost was 41.2% in the fourth quarter, compared to 38.3% in the third quarter. Our fixed operating expenses, which were unchanged at $3.1 million per quarter represented 25.7% of net revenues in the fourth quarter, compared to 16.1% in the third quarter.

I'll now discuss the breakdown of operating expenses for the quarter.

Selling expense was $3.1 million or 26% of net revenues for the fourth quarter, compared to $3.2 million or 17% of net revenues in the third quarter, a decrease of $101,000 or 3%. The decrease is primarily the result of reduced level of product warranty expense, which decreased approximately $185,000 quarter-over-quarter, as well as reduced sales commission expense due to lower sales levels, and reduced salary and benefit expense due to the cost containment action Bob discussed earlier.

Engineering and product development expense was $1.7 million or 15% of net revenues in the fourth quarter, compared to $1.9 million or 10% of net revenues in the third quarter, a decrease of $117,000 or 6%. The decrease was primarily the result of reduced spending on R&D materials, as well as salary and benefit expense due to the cost containment action.

General and administrative expense was $1.7 million or 15% of net revenues in the fourth quarter, compared with $1.9 million or 10% of net revenues in the third quarter, a decrease of $148,000 or 8%. The decrease was primarily due to the result of reduced salary and benefit expense, again resulting from our cost containment action, as well as reductions in profit related bonuses due to the fourth quarter operating loss. These were offset by increases in professional fees, primarily in the area of audit.

Other expense was $88,000 in the fourth quarter, compared to other income of $36,000 in the third quarter. During the fourth quarter the Company reported foreign currency translation losses of approximately $161,000 due to the continued deterioration of the US dollar against most major foreign currencies.

Our pre-tax loss was $(3.5) million or $(0.40) per diluted share for the fourth quarter, compared to a pre-tax earnings of approximately $857,000 or $0.10 per diluted share in the third quarter. Included in our pre-tax loss in the fourth quarter is approximately $600,000 or $0.07 per diluted share of restructuring and other costs.

During the fourth quarter we recorded an income tax benefit of $23,000, compared to an income tax benefit of $384,000 recorded in the third quarter. Our effective tax rates in both the third and the fourth quarters were not meaningful.

Our net loss for the fourth quarter was $(3.5) million, or $(0.40) per diluted share, compared to net earnings of $1.2 million or $0.14 per diluted share in the third quarter. Diluted average shares outstanding in the fourth quarter were $8.7 million, compared to $8.9 million in the third quarter. During the fourth quarter we issued 230,000 shares of restricted stock to certain directors, officers, and other employees in connection with our recent restructuring effort. These shares, which were issued at $4.80 per share, will vest over the next four years at 25% per year. Compensation expense of $1.1 million will be recognized over this period. In the quarter ended December 31st, 2004 we recorded compensation expense of approximately $24,000 in connection with these awards.

I will now review the balance sheet.

Cash and cash equivalence at the end of December were $7.7 million, up from the $7 million at the end of September. Accounts receivable were $6.8 million, down from the $12 million at the end of September. Inventories increased to $9.4 million at December 31st, or excuse me, decreased to $9.4 million at December 31st, down from $10.5 million at the end of September. Refundable domestic income taxes were unchanged at $728,000. Total current assets stood at $25.4 million at the end of December, compared to $31 million at the end of September. Net property and equipment stood at $4.5 million at the end of the quarter, while good will and intangible assets were $2.8 million at December 31st, compared to $2.5 million at the end of September. Total assets were $33.2 million at December 31st, compared to $38.7 million at the end of September.

Accounts payable was $2.1 million at the end of the quarter, compared to $4.8 million at the end of September. Accrued expenses were $4.3 million at the end of the year, compared to $4.5 million at the end of the third quarter. And domestic and foreign income taxes payable were $467,000 at the end of December, compared to $515,000 at the end of September. Current liabilities totaled $7 million at December 31st, up, excuse me, down from $9.9 million at the end of September. And finally, stockholder's equity stood at $26.1 million at the end of the fourth quarter, compared with $28.8 million at the end of the third quarter.

Bookings during the fourth quarter of 2004 were $9.3 million, compared to $11.8 million at the third quarter of 2004, a decrease of $2.5 million or 21%. Our backlog at the end of the year was $5.8 million.

Finally let me comment on our guidance for the first quarter of 2005. Based upon customer current forecasts and business conditions, we expect net revenues for the first quarter ending March 31st, 2005 to be in the range of $9.5 to $11.5 million with a pre-tax loss in the range of $(0.15) to $(0.25) per diluted share. Please note that this guidance is prior to any additional restructuring costs that will be incurred in the first quarter of 2005. We expect that our bookings level in the first quarter of 2005, will come in approximately flat to slightly up over the level experienced in the fourth quarter.

I will emphasize again this is before recording any income tax expense. As a result of recording the valuation allowance against our net deferred tax assets as required by FAS 109, we have not been recording full income tax expense or benefits on our results. We expect to continue in this mode for several more quarters. Over a year ago we changed our guidance from historical, after tax guidance to pre-tax guidance as a result of this extreme variability in our effective tax rate over the next several quarters.

That's it for my financial review at this time. We will now open up for Q&A. Operator?

Operator:

Thank you. The question and answer session will be conducted electronically today. If you would like to ask a question, please signal by pressing the star key followed by the number one on your touchtone telephone. If you're using a speakerphone make sure that your mute button is turned off to allow your signal to reach our equipment. Again, it is star one to ask a question. We'll take our first question from Theodore O'Neill with Wells Fargo Securities.

Sarah Thomas:

Hi, this is Sarah Thomas for Theodore. According to Semi, the test and assembly order has been unchanged since October and I'm just wondering have you had any indication that they've picked up in the last few weeks?

Robert Matthiessen:

We, in certain segments have seen a pick-up, in other segments we haven't, but we've seen a lot of promises. That and $10 will get you a cup of coffee. So, I'd say it's still very unsettled at the moment. Most people in the industry believe that Q1 is going to be something like Q4, maybe a little bit up, and it will be a slight recovery in Q2 with actual recovery happening in the second half of the year and we're seeing the same thing.

Sarah Thomas:

Okay, thanks.

Robert Matthiessen:

You're welcome.

Operator:

Next we'll go to Dennis Wassung with Adams Harkness.

Dennis Wassung:

Thank you. A couple of quick questions. First off, Hugh, on the restructuring costs, about $600,000 in the quarter, where did those fall out in the income statement if I want to pull those out?

Hugh Regan, Jr.:

Actually they're scattered through the various operating lines at this point, Dennis. When we actually put out our 10K we will be breaking those out and putting them into a restructuring cost line. We just didn't have that data available for the press release, broken up by the various lines. And it relates primarily to severance as well as some fixed asset impairment charges.

Dennis Wassung:

Okay, so some of that would hit the COGS line as well then?

Hugh Regan, Jr.:

A minor amount of it may hit the COGS line, and I'll be getting that data very shortly. It will be available when we file our K at the end of March.

Dennis Wassung:

Okay. And sort of on the details of orders, can you give out the breakout, in terms of how they came out, I guess between manipulators, temps and interfaces?

Hugh Regan, Jr.:

Sure.

Robert Matthiessen:

Want to give actuals or? Do you have that there?

Hugh Regan, Jr.:

Yes I do.

Robert Matthiessen:

Let me, hi Dennis. In general what we see is manipulators, Hugh will give you the numbers, but manipulators and docking hardware are about where we expected. Interfaces are trailing, that's because a lot of the interfaces we build are for capacity wise. And the thermal equipment is ahead of forecast, so Hugh you can...

Hugh Regan, Jr.:

Yes, actually, yes the bookings Dennis, manipulators and docking hardware were $4.8 million for the quarter. That's basically no change from Q3. Temperature management group was $4.3 million, down from $5.2 million at the end of the third quarter. The tester interface group was only $200,000 and that compares with $1.8 million and Bob, do you want to comment on that, or?

Robert Matthiessen:

Yes, we have, like I said, they deal on a lot of capacity driven equipment, so naturally you're going to see a severe turn down there when the testers stop selling. On the other hand, part of the message I tried to get across to you today is that we have some really exciting, very, very good technology coming out of that group and I think we're on the cusp of some good business there. So, what we're doing and what those guys have been doing in Sunnyvale, or in Silicon Valley now, is concentrating on products that will address new technology rather than being totally dependant on the capacity buys.

Dennis Wassung:

Okay, so I just mean, when you talk about the transpar technology here...

Robert Matthiessen:

Yes the transpar technology is the basis of, of which we're building this new product line.

Dennis Wassung:

Okay, so this is sort of the first, maybe, probably the first announcement we'll see in a few?

Robert Matthiessen:

Yes

Dennis Wassung:

Is that the way to think about this?

Robert Matthiessen:

You will see continuing announcements on this product line because it's a modular product line that we develop, we can develop new modules that go into the same family as time goes on depending on requirements of the industry. Not only does it provide quite astonishing results in signal transmission integrity, but it allows us to change the configuration and build new products in a very short time. We call it tower in an hour, when it used to take you a month to get a new tower.

Dennis Wassung:

Right. So, you mentioned that you've already got some initial orders for the technology. Is this getting you into new applications? You mentioned SOC and microprocessor, does that...

Robert Matthiessen:

Have something, very new applications. I don't know if you've been reading about some of the new parts coming down the line, but there's a very exciting new part that's involved with, I'm not going to say, with two of the large semiconductor manufacturers, one in Japan and one in the United States in concert that we're involved in.

Dennis Wassung:

Okay. And this is a key technology that's gotten you into that business?

Robert Matthiessen:

Yes.

Dennis Wassung:

Okay. So if you look forward into, if, I guess looking into the next up turn when we see that, how much do you think this expands your opportunity in the interface sector?

Robert Matthiessen:

It expands it immensely because if you get the win at the technology level, then you get the win at the capacity level.

Dennis Wassung:

Yes.

Robert Matthiessen:

One follows the other.

Dennis Wassung:

Okay.

Robert Matthiessen:

And we happen to like the capacity buys when they're happening. When they're not happening we don't like them.

Dennis Wassung:

Understood.

Hugh Regan, Jr.:

Dennis, that particular operation did very well last year. I mean well it did hang in the fourth quarter, you know, our tester interface business did almost $12 million, compared to $8 million in the prior year, so that business is up over 44% and I would anticipate when production environment starts again that we would probably have a good basis to beat those numbers from last year.

Dennis Wassung:

Okay and with that technology are you displacing, sort of like internally tester company developed interfaces, or?

Robert Matthiessen:

We work hand in hand with most of the major tester companies doing this. As a point, in fact, many times the tester company would rather not be in that business specifically because it's where the rubber meets the road and that's where there's trouble when the customer's upset. And so it's a critical area to be in and a sensitive area to be in and we try to stay very close to the tester companies and in some cases, replicate what they've already built, if that's what they want. And in other cases, try to offer improved products such as the transpar product.

Dennis Wassung:

Okay. And, back to sort of the first question that you were asked here, in terms of you know orders looking to be flat to up this quarter, are you seeing any signs, you mentioned a few potential, you know, increases happening here there, are you expecting the mixed business to look fairly similar? Obviously if the interface is more capacity driven, you're not expecting much there. Are you sort of at a steady state level, is that how you feel with the manipulator and temptronic business right now?

Robert Matthiessen:

That's where it is right now. You know we have a lot of stuff hanging, but it won't go until the tester companies and the semiconductor companies unlock their cap budgets. And you know, when are they going to do that? You tell me.

Dennis Wassung:

Right. And you said the temptronic business, I can't remember what the number was now, how much of that was non-traditional?

Robert Matthiessen:

Five point four million I believe that is.

Dennis Wassung:

And that was up from what in 2003?

Robert Matthiessen:

Three point eight or something like that.

Hugh Regan, Jr.:

Three point five actually.

Robert Matthiessen:

Three point five and I'll (inaudible).

Hugh Regan, Jr.:

Yes, the most recent quarter, Dennis, was $1.3 million, but $5.4 for the whole year.

Robert Matthiessen:

And that's, if you'll remember, that I can't give you specific numbers per segment, but that is based on the automotive industry, the aerospace industry, telecommunications industry, and some sales into the medical industry. So they're all non-semi industries.

Dennis Wassung:

And do you see those, obviously the percentages are going up, do you see those opportunities continuing to grow sequentially from, over the last few quarters and through '05 at this point?

Robert Matthiessen:

All I can say is we've just scratched the surfaces.

Dennis Wassung:

Okay. Fair enough guys, thanks.

Robert Matthiessen:

Thanks Dennis.

Operator:

Once again it is star one if you would like to ask a question.

And there are no further questions at this time. Mr. Matthiessen, I'll turn things back to you for any closing comments. And actually we did get a follow up question. Would you like to take that?

Robert Matthiessen:

Sure.

Operator:

It's from Dennis Wassung. Please go ahead sir.

Dennis Wassung:

Hi, I'll hop in one more time here. I guess, just more of a broad question, when you're looking at the environment right now out there, you said some pockets of strength perhaps, some forecasts that are looking a little bit better. Any specific areas, market segments that look more appealing, or more interesting at this point?

Robert Matthiessen:

Yes, SOC is where it's at as far as we can see. Memory is picking up, but memory is always the wild card, it can either drive the industry to terrific highs or terrific lows. So I don't want to say much about memory, but it does look like memory is picking up. And of course that gets you involved in wide array and that gets you involved in dense interfaces, so again, that would be good for our interface business. Mind you the transpar production line, Dennis, as I said, is modular and so it, if you end up with an array problem, for instance maybe you have a form factor probe board where you've got this huge array that's touching down on a half or a quarter of a wafer at once, you need very dense interface technology and that's what transpar supplies.

Dennis Wassung:

Okay. All right. And are you playing much in the flash side of business on the memory side as well?

Robert Matthiessen:

Yes. It doesn't matter to us what it is and yet, yes we do participate in flash to a significant extent.

Dennis Wassung:

Okay. And last question, you talked about a couple of new manipulator products, are those in development at this point? Or are those going to be, I guess, when do you expect to see those released?

Robert Matthiessen:

They're in development. We're looking for mid-year release to catch the slope when it comes up.

Dennis Wassung:

Okay. Any meaningful change in sort of ASPs that these bring?

Robert Matthiessen:

No. Let me say that it's a very, as you probably know, it's a very price competitive business so we're engineering ways to build manipulator's smarter than we have in the past. Costing them down, yet improving their versatility at the same time and in addition to that, we're targeting them to very specific test beds, the ones we think are going to be the runners. I don't want to comment on that right now because I might hurt somebody's feelings, but that's what we're doing.

Dennis Wassung:

Sure, okay. And when you talk about the M series manipulators versus the traditional inTEST manipulators, how are they splitting out in your manipulator revenue and order mix?

Robert Matthiessen:

It varies back and forth, maybe 50/50 sometimes; it varies back and forth. It's a combination of factors you could enter there. In the smaller manipulators, which is what the M400, M500 are in the total product line, they are powered and so that's a bell and whistle that gets some people excited. On the other hand, it's difficult to argue that our small counterweight manipulators that are traditionally built in Cherry Hill are the most effective, most cost effective way to get you from A to B. But they're manual, so it depends what makes you tick as to which guy buys from, buys which model.

Dennis Wassung:

Okay. And I guess one last financial question. Hugh talked about expenses coming down, I guess from the restructuring actions about $4.5 to $5.5 million annually.

Hugh Regan, Jr.:

And actually I had wanted to, when Bob made that statement earlier, it, we actually said in the press release $5.5 to $6 million. And so that's...

Robert Matthiessen:

Right, it's a continual effort, we're not sure where it's going to end.

Hugh Regan, Jr.:

Right.

Robert Matthiessen:

We keep doing things that we said we thought we'd never do and we do them and we find out it makes us a better Company and we're doing that on a global basis now. You know we started here domestically and we think we have this thing the way we want it, and now we're trying to structure what we have outside of the country to fit into the same pattern.

Dennis Wassung:

Okay, so I guess when do you think, when is that savings fully realized on a quarterly basis?

Hugh Regan, Jr.:

Well the actions that we took in November, which amounted to approximately $4 to $4.5 million, those actions are in effect now. So for instance Q1 sees the benefit of that.

Robert Matthiessen:

Good. The other actions, we won't see any real benefit until mid year.

Hugh Regan, Jr.:

Right.

Robert Matthiessen:

It's going to be the second half benefit that (inaudible).

Hugh Regan, Jr.:

Right. We're in the process of taking additional actions now, primarily overseas that will restructure the business and make it more streamlined. And then as Bob said, it's really a, a definite second quarter, more than likely second half for sure.

Dennis Wassung:

Okay, and will those, I guess the ones that were, that are already fully implemented, is it split fairly evenly between SG&A and R&D?

Hugh Regan, Jr.:

I would say it's primarily in SG&A.

Robert Matthiessen:

It's SG&A.

Dennis Wassung:

Okay.

Robert Matthiessen:

You'll notice that our R&D still runs 10 to 15%.

Dennis Wassung:

Okay.

Robert Matthiessen:

We don't tend to cut that, ever. It's our life blood.

Dennis Wassung:

Okay. I think that does it, thanks guys.

Hugh Regan, Jr.:

You're welcome.

Robert Matthiessen:

Okay Dennis. Good to hear from you.

Dennis Wassung:

Take care.

Robert Matthiessen:

Yes.

Operator:

Mr. Matthiessen, I'll turn things back to you for closing comments.

Robert Matthiessen:

Okay, thanks for joining us today folks. It's been a tough year, or a tough couple of quarters and we're probably going to have a challenging year in 2005. But we're very satisfied with what we've done in terms of restructuring and we think we're geared for go here, and so hopefully we can give you some good news in the near future. Thanks for joining us.

Hugh Regan, Jr.:

Have a good evening.

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[Non-material closing remarks omitted]